Exhibit 99.1

Investor Contact:

Dow Jones & Company

Mark Donohue

200 Liberty Street

Director, Investor Relations

New York, NY 10281

(609) 520-5660

Media Contact:

Amy Wolfcale

Vice President, Corporate Communications

(212) 416-3213

DOW JONES REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS

Provides 1st Quarter Outlook

NEW YORK (January 27, 2005)—Dow Jones & Company (NYSE: DJ) today reported that it earned 43 cents per diluted share during the fourth quarter of 2004, compared with 54 cents per diluted share in the fourth quarter of 2003.  Excluding the special items explained herein, the Company earned 43 cents per diluted share during the fourth quarter of 2004 and 43 cents per diluted share in the fourth quarter of 2003.

Revenue of $437.2 million in the fourth quarter of 2004 was up 3.9% over the fourth quarter of 2003 while operating income declined 6.5% to $51.7 million.  Operating income excluding special items increased 5.6% and was 13.4% of revenue in the fourth quarter of 2004.

Special Items: In the fourth quarter of 2004, the Company recorded special items netting to zero as a special gain of seven cents per share related to a tax benefit was offset by a loss of five cents per share for a restructuring charge and a two cent per share loss for accretion of discount on a contract-guarantee obligation.  In the fourth quarter of 2003, special items netted to a gain of 11 cents per share and included a gain of 14 cents per share on the exchange of an equity interest for The Wall Street Journal Europe, partially offset by a charge of 3 cents per share for accretion of discount on a contract-guarantee obligation.

For the full year 2004, earnings were $1.21 per share, compared to $2.08 per share in 2003.  Excluding the special items contained herein, earnings in 2004 of $1.21 per share were up 26.0% over 96 cents per share in 2003.  Operating income was $162.2 million compared to 2003’s $142.9 million.  Excluding special items, operating income was up 33.4% from the same period last year and operating margins improved to 9.9% from 8.0% last year.  Please refer to the attached financial exhibits and notes for more details on the Company’s results.

Commenting on fourth quarter results, Peter R. Kann, chairman and chief executive officer of Dow Jones, said: “We’re pleased to have increased revenue, profit and margins in the quarter and the year in light of the continuing difficult B2B print advertising environment.  In 2004, we set the stage for future growth as we controlled costs, improved the quality of our products and invested in our future.  Last week’s acquisition of MarketWatch and our planned September 2005 launch of the Weekend Edition of the Journal are the two most recent examples.  These major initiatives are pillars of our new three-year strategic plan.  Both will fuel profitable growth while also diversifying our reliance on B2B print advertising.”

Dow Jones said it estimates first quarter 2005 earnings per share before special items to be in the range of 12 to 15 cents per share before dilution from Weekend Edition and MarketWatch, compared to the 22 cents per share earned in the first quarter of 2004.  After dilution from Weekend Edition and MarketWatch, the Company expects first quarter 2005 earnings per share in the range of 7 to 10 cents per share.  This assumes first quarter 2005 linage at the U.S. Wall Street Journal will be down in the upper single digit percentage range compared to the first quarter of 2004.  Based on currently anticipated special items in the first quarter of 2005, the Company expects reported earnings per share to be in the 5 to 8 cents per share range, compared with 22 cents per share in the first quarter of 2004.  Please refer to the attached table for a reconciliation of the Company’s first quarter earnings before and after special items.

Segment Results

Print Publishing revenue of $247.9 million in the fourth quarter of 2004 declined 2.1% versus the same period a year ago.  Advertising linage at the U.S. Wall Street Journal decreased 5.1% (down 9.9% in December with one additional issue) while linage at the international editions of the Journal decreased 8.6% (down 12.6% in December).  Barron’s advertising pages increased 10.7% in the quarter (down 22.1% in December with one less issue).  Operating income increased 40.1% to $26.2 million from the same period last year primarily due to tight cost control.  Operating margin of 10.6% was up over the previous year’s 7.4%.

Electronic Publishing revenue of $101 million in the fourth quarter of 2004 increased 20.9% from the same period a year ago, driven by the acquisitions of Alternative Investor Group and vwd, together with increased revenue in all electronic publishing business units.  Operating income of $15.9 million in the fourth quarter of 2004 fell 11.1% from the same period last year mainly due to reduced profits at Newswires, which more than offset strong profit growth at both Consumer Electronic Publishing and Indexes.  Operating margin of 15.7% in the fourth quarter of 2004 was down from the previous year’s 21.4%.  Terminal counts at Newswires were up 1.7% compared to last year.  Paid subscribers to The Wall Street Journal Online grew to 712,000 as of December 31, 2004, up 3.3% from the prior year period.

Ottaway Community Newspapers’ revenue of $88.3 million in the fourth quarter of 2004 increased 5.0% from the same period a year ago.  Operating income of $23.5 million was down 6.6% and operating margin was 26.6% versus 29.9% last year due to higher newsprint prices and investments in a new internet initiative and content management system.  Advertising linage increased 2.4% in the fourth quarter (linage was up 6.6% in December).

The Company ended the fourth quarter with $146 million in debt, compared with $197 million at the end of the third quarter of 2004 and $153 million at the end of the fourth quarter of 2003.  In January 2005, the Company incurred an additional $440 million in debt relating to its acquisition of MarketWatch.

As previously announced, the Company will host an earnings conference call at 10 a.m. EST today.  The call can be accessed via a live Web cast through the Investor Relations section of the Company’s Web site, www.dowjones.com, or through a listen-only, dial-in conference line, by dialing 877-407-3140.   A replay of the conference call and the full text of the prepared remarks will be available on the Company’s Web site in the Investor Relations section shortly after the call concludes.

Dow Jones & Company (NYSE: DJ; dowjones.com) publishes The Wall Street Journal and its international and online editions, Barron's and the Far Eastern Economic Review, Dow Jones Newswires, Dow Jones Indexes, MarketWatch and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva, with Hearst of SmartMoney and with NBC Universal of CNBC television operations in Asia and Europe. Dow Jones also provides news content to CNBC and radio stations in the U.S.

Information Relating To Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated: including the cyclical nature of the Company's business and the strong, negative impact of economic downturns on advertising revenues, particularly in the Company's core advertising market-B2B advertising; the risk that inconsistent trends across major advertising categories, such as technology and finance, will continue; the risk that advertising levels will not return to the pre-boom, pre-bust levels; the Company's ability to limit and manage expense growth, especially in light of its prior cost cutting and its planned growth initiatives; intense competition for ad revenues and readers the Company’s products and services face; the Company's ability to expand and diversify the Journal's market segment focus beyond financial and technology; the Company's ability to successfully integrate the MarketWatch business into its existing business units, and to achieve production and operational efficiencies and synergies in doing so; with respect to Newswires and other subscription-based products and services, the negative impact of business consolidations and layoffs in the financial services industry on sales; the uncertainties relating to the Company's guarantee to Cantor Fitzgerald Securities and Market Data Corporation; and such other risk factors as may be included from time to time in the Company's reports filed with the Securities and Exchange Commission and posted in the Investor Relations section of the Company's web site (www.dowjones.com). This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have attached to this press release a reconciliation of those measures to the most directly comparable GAAP measures. This reconciliation is also available on the Investor Relations page of our web site (www.dowjones.com).

Dow Jones & Company

Earnings Summary

(Unaudited)

(in thousands, except per share amounts)	Quarters Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003

Reported results:
Revenues	$437,155	$420,723	$1,671,458	$1,548,485

Operating income	51,697	55,294	162,174	142,913

Net income	35,624	44,252	99,548	170,599

Effective tax rate*	28.0%	39.5%	37.0%	23.3%

Diluted EPS	$.43	$.54	$1.21	$2.08

Excluding items described in Note 3:
Operating income	$ 58,390	$ 55,294	$ 166,106	$ 124,505

Net income	35,476	35,030	99,871	78,350

Effective tax rate*	38.5%	38.1%	39.7%	38.9%

Diluted EPS	$.43	$.43	$1.21	$.96

EPS percentage change	-	26.5%	26.0%	29.7%

*The effective income tax rate is net of minority interests.

See notes to financial information on page 11.

Reconciliation of First Quarter Earnings Outlook

Quarters Ended March 31,
2005 Guidance	2004 Actual

Reported earnings per share	5 to 8 cents per share	$.22
Adjusted to remove:
Contract guarantee	(.02)	(.02)
Reversal of lease obligation reserve – WFC	____________	.02
EPS before special items	7 to 10 cents per share	$.22

**Based on special items currently anticipated.

Condensed Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)	Quarters Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003

Revenues:
Advertising	$251,642	$249,084	$ 946,325	$ 871,817
Information services	86,457	72,669	328,708	286,863
Circulation and other	99,056	98,970	396,425	389,805
Total revenues	437,155	420,723	1,671,458	1,548,485

Expenses:
News, production and technology	127,143	125,847	513,808	483,709
Selling, administrative and general	150,688	139,591	584,714	540,529
Newsprint	30,107	28,095	115,067	105,066
Print delivery costs	45,571	47,133	186,856	188,662
Depreciation and amortization	25,256	24,763	104,907	106,014
Restructuring charges and September 11 related items, net	6,693	_______	3,932	(18,408)
Operating expenses	385,458	365,429	1,509,284	1,405,572

Operating income	51,697	55,294	162,174	142,913

Other income (deductions):
Investment income	188	260	520	7,771
Interest expense	(1,328)	(968)	(3,740)	(2,830)
Equity in earnings of associated companies	989	2,563	2,375	2,869
Gain on disposition/exchange of investments		18,699	3,260	18,699
Gain on resolution of Telerate sale loss contingencies				59,821
Contract guarantee	(1,478)	(2,148)	(6,933)	(9,523)
Other, net	(1,065)	(771)	(1,571)	1,138

Income before income taxes and minority interests	49,003	72,929	156,085	220,858
Income taxes	13,884	28,863	58,578	51,704

Income before minority interests	35,119	44,066	97,507	169,154
Minority interests	505	186	2,041	1,445

Net income	$ 35,624	$ 44,252	$ 99,548	$ 170,599

Net income per share:
- Basic	$.43	$.54	$1.22	$2.09
- Diluted	.43	.54	1.21	2.08
Weighted-average shares outstanding:
- Basic	82,014	81,664	81,878	81,593
- Diluted	82,397	82,201	82,285	81,950

See notes to financial information on page 11.

Dow Jones & Company

Segment Information

(Unaudited)

(dollars in thousands)	Quarters Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003

Revenues:
Print publishing	$247,893	$253,173	$ 948,833	$ 915,468
Electronic publishing	100,954	83,481	381,181	322,032
Community newspapers:*
Comparable operations	88,308	84,069	325,483	307,952
Newly-acquired operations	_______		15,961	3,033

Consolidated revenues	$437,155	$420,723	$1,671,458	$1,548,485

Percentage change in revenues excluding newly-acquired operations	1.5%	3.5%	4.9%	(1.1)%

Operating income (loss):
Print publishing	$ 26,161	$ 18,677	$ 31,485	$ 8,079
Electronic publishing	15,882	17,859	79,034	67,871
Community newspapers:*
Comparable operations	23,491	25,146	85,317	80,224
Newly-acquired operations			3,798	769
Corporate	(7,144)	(6,388)	(33,528)	(32,438)

Segment operating income	58,390	55,294	166,106	124,505
Restructuring charges and September 11 related items, net	(6,693)	_______	(3,932)	18,408

Consolidated operating income	$ 51,697	$ 55,294	$ 162,174	$ 142,913

Operating margin:
Print publishing	10.6%	7.4%	3.3%	0.9%
Electronic publishing	15.7	21.4	20.7	21.1
Community newspapers:*
Comparable operations	26.6	29.9	26.2	26.1
Newly-acquired operations			23.8	25.4

Segment operating margin	13.4%	13.1%	9.9%	8.0%

Depreciation and amortization (D&A):
Print publishing	$ 15,397	$ 15,354	$ 65,335	$ 67,054
Electronic publishing	6,828	6,142	27,732	26,263
Community newspapers:*
Comparable operations	2,990	3,051	10,889	11,887
Newly-acquired operations			786	163
Corporate	41	216	165	647

Consolidated D&A	$ 25,256	$ 24,763	$ 104,907	$ 106,014

*Amounts in 2003 have been reclassified between comparable operations and newly-acquired operations to conform with comparable operations in 2004.

See notes to financial information on page 11.

Dow Jones & Company

Supplemental Segment Revenue Information

(Unaudited)

(in thousands)	Quarters Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003

Print Publishing:
U.S. Publications:
Advertising	$161,719	$163,606	$ 606,649	$ 570,351
Circulation and other	65,568	66,026	260,375	263,300

International Publications:
Advertising	12,555	14,402	48,630	47,674
Circulation and other	8,051	9,139	33,179	34,143

Total	247,893	253,173	948,833	915,468

Electronic Publishing:
Dow Jones Newswires:
Domestic	49,006	42,296	192,375	170,267
International	14,770	10,632	55,698	42,803
Total Newswires (1)	63,776	52,928	248,073	213,070
Consumer Electronic Publishing (2)	22,390	19,509	79,710	68,716
Dow Jones Indexes/Ventures	14,788	11,044	53,398	40,246

Total	100,954	83,481	381,181	322,032

Community Newspapers: (3)
Advertising
Comparable operations	66,998	62,522	242,249	224,845
Newly-acquired operations	_______	_______	13,517	2,616
Total advertising	66,998	62,522	255,766	227,461

Circulation and other
Comparable operations	21,310	21,547	83,234	83,107
Newly-acquired operations	_______	_______	2,444	417
Total circulation and other	21,310	21,547	85,678	83,524

Total	88,308	84,069	341,444	310,985

Total segment revenues	$437,155	$420,723	$1,671,458	$1,548,485

(1) The increase in Dow Jones Newswires revenue in the fourth quarter and twelve months of 2004 was largely due to acquisitions.

(2) Includes WSJ.com, related vertical sites, licensing/business development and radio/audio.

(3) Amounts in 2003 have been reclassified between comparable operations and newly-acquired operations to conform with comparable operations in 2004.

See notes to financial information on page 11.

Dow Jones & Company

Statistical Information

(Unaudited)

	Quarters Ended December 31		Twelve Months Ended December 31
Advertising Volume Year-Over-Year Percentage Change:	2004	2003	2004	2003

The Wall Street Journal
General	0.9%	2.2%	2.5%	(0.6)%
Technology	(26.8)	13.8	(24.1)	(2.7)
Financial	(8.7)	7.0	7.0	(15.8)
Classified	6.4	19.9	8.9	14.1
Total	(5.1)	8.1	(0.5)	(1.3)

The Asian Wall Street Journal	(2.7)	(12.6)	(3.3)	2.0
The Wall Street Journal Europe	(14.1)	(5.3)	(3.5)	9.3
Barron’s	10.7	(14.0)	11.7	(16.0)

Ottaway Newspapers (*)
Daily	2.7	(3.9)	2.9	(2.5)
Non-daily	1.3	5.6	10.1	2.9
Total	2.4	(2.2)	4.2	(1.6)

Wall Street Journal advertising as a percentage of total Journal linage:
General	47.1%	44.3%	43.3%	41.9%
Technology	14.6	19.0	14.9	19.6
Financial	17.6	18.2	18.3	17.0
Classified	20.7	18.5	23.5	21.5

	December 31	December 31
Other statistics:	2004	2003

Dow Jones Newswires terminals	298,000	293,000
WSJ.com subscribers	712,000	689,000
WSJ.com unique visitors/business day	153,000	125,000
Average monthly unique visitors to the Journal Network (**)	6,074,000	n/a
Average monthly page views to the Journal Network (**)	83,904,000	n/a

(*) Percentages exclude divested/newly-acquired operations.

(**) Beginning in the second quarter of 2004, page views and unique visitors statistics for the Journal Network have been calculated using a new measurement technology.  Prior year figures are not available on a comparable basis.  The Journal Network consists of WSJ.com and related vertical sites.

Dow Jones & Company

Notes to Financial Information

1.  The Company’s calculation of net income, operating income and earnings per share excluding special items may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.  Net income, operating income and earnings per share excluding special items are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income, operating income and earnings per share as a measure of performance.  However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of the Company’s performance relative to prior periods and its competitors.

2. The Company made the following acquisitions during 2004 and 2003.

Acquisition of Remaining Interest in VWD news operations in 2004

On April 2, 2004, the Company acquired the remaining interest in the news operations of Vereinigte Wirtschaftsdienste GmbH (“VWD”), a German newswires business, for $12.1 million.  The acquired business consists of financial newswires and business newsletters, which have been combined into the Company’s Dow Jones Newswires business, under the brand name Dow Jones-VWD News.  Dow Jones was a minority shareholder in VWD.

Acquisition of Alternative Investor in 2004

On March 19, 2004, the Company completed its acquisition of Alternative Investor from Wicks Business Information for $85 million plus net working capital.  The $85 million purchase price could be increased by $5 million, payable in 2008, based on the performance of the acquired business.  The acquisition was funded by the issuance of debt under the Company’s commercial paper program.

Alternative Investor is a provider of newsletters, databases and industry conferences for the venture-capital and private-equity markets, and has been combined into the Company’s Dow Jones Newswires business.

Acquisition of The Record of Stockton, California in 2003

On May 5, 2003, the Company's Ottaway Newspaper subsidiary acquired The Record of Stockton, California from Omaha World-Herald Company for $144 million in cash, plus net working capital.

Dow Jones & Company

Notes to Financial Information

3.  The following table reconciles reported results to income adjusted for special items for the fourth quarter and the twelve months ended December 31, 2004 and 2003.

	Quarters Ended December 31
	2004			2003
(in millions, except per share amounts)	Operating	Net	EPS	Operating	Net	EPS

Reported income	$51.7	$35.6	$.43	$55.3	$44.3	$.54

Adjusted to remove:
Included in operating income:
Restructuring charges (a)	(6.7)	(4.0)	(.05)
Included in non-operating income:
Contract guarantee (b)		(1.5)	(.02)		(2.1)	(.03)
Gain on non-monetary exchange of interests in WSJ Europe and Handelsblatt (c)					11.4	.14
Certain income tax matters (d)	____	5.7	.07	____	____	___
Adjusted	$58.4	$35.5*	$.43	$55.3	$35.0	$.43

	Twelve Months Ended December 31
	2004			2003
(in millions, except per share amounts)	Operating	Net	EPS	Operating	Net	EPS

Reported	$162.2	$ 99.5	$1.21	$142.9	$170.6	$2.08

Adjusted to remove:
Included in operating income:
Restructuring charges(a)	(6.7)	(4.0)	(.05)
Reversal of lease obligation
reserve – WFC (a)	2.8	1.7	.02
Gain from business interruption
insurance claim (a)				18.4	11.1	.14
Included in non-operating income:
Contract guarantee (b)		(6.9)	(.08)		(9.5)	(.12)
Gain on non-monetary exchange of interests in WSJ Europe and Handelsblatt (c)					11.4	.14
Gain on resolution of Telerate sale loss contingencies (e)					59.8	.73
Gain on disposition of investment (f)		1.8	.02
Certain income tax matters (d)	_____	7.2	.09	_____	19.5	.24
Adjusted	$166.1	$ 99.9*	$1.21	$124.5	$ 78.4*	$ .96*

* The sum of the individual amounts does not equal the total due to rounding.

Dow Jones & Company

Notes to Financial Information

(a) Restructuring charges and September 11 related items, net:

2004

Restructuring

In the fourth quarter of 2004, the Company recorded a restructuring charge of $6.7 million ($4.0 million after taxes, or $.05 per diluted share) primarily reflecting employee severance related to a workforce reduction of about 100 employees.  This charge principally related to the Company’s decision to restructure the Far Eastern Economic Review as a monthly periodical beginning in December 2004, with the balance related to headcount reductions in circulation and international operations.

Reversal of lease obligation reserve – World Financial Center (WFC):

In the fourth quarter 2001, the Company recorded a charge of $32.2 million as a result of its decision to permanently re-deploy certain personnel and abandon four of seven floors that were leased at its World Financial Center headquarters.  This charge primarily reflected the Company’s rent obligation through 2005 on this vacated space.

In the first quarter 2004, the Company decided to extend the term of its lease for one of the floors that was previously abandoned and re-occupy this floor with personnel from another New York location, whose lease term was expiring.  As a result, the Company reversed $2.8 million ($1.7 million, after taxes, or $.02 per diluted share) of the remaining lease obligation reserve of the previously abandoned floor at WFC.

2003

Gain from business interruption insurance claim

In the second quarter of 2003, the Company recorded a gain of $18.4 million ($11.1 million after taxes, or $.14 per diluted share) reflecting the settlement of its business interruption insurance claim for loss of operating income suffered as a result of the terrorist attacks on the World Trade Center on September 11, 2001

(b) Contract guarantee:

Under the terms of the Company's 1998 sale of Telerate to Bridge Information Systems (Bridge), Dow Jones retained its guarantee of payments under certain circumstances of certain minimum payments for data acquired by Telerate from Cantor Fitzgerald Securities (Cantor) and Market Data Corporation (MDC).  The annual minimum payments average approximately $50 million per year through October 2006 under certain conditions.  Bridge agreed to indemnify Dow Jones for any liability Dow Jones incurred under the contract guarantee with respect to periods subsequent to Bridge's purchase of Telerate.  In 2000, based in part on uncertainty with Bridge's solvency as well as other factors, the Company established a reserve of $255 million representing the net present value of the total minimum payments of about $300 million from 2001 through October 2006, using a discount rate of 6%.  Bridge filed for bankruptcy in February 2001, but made payments for this data for the post-petition periods through October 2001, when Telerate ceased operations, went out of business, sold certain assets and rejected its contracts with Cantor and MDC.  The Company is now in litigation with Cantor and MDC with respect to their claims for amounts due under the contract guarantee.  The Company has various substantial defenses to these claims and the litigation is proceeding.  In January 2003, the trial court denied motions by each of the parties that their own claims for relief be granted and the competing claims be dismissed.  Appeals from those decisions are not being pursued.  Discovery has concluded.  Dispositive motions are scheduled to be filed and argument heard by the trial court in the first quarter of 2005, and the trial is currently scheduled to begin in June 2005.

Earnings in 2004 and 2003 included charges related to the accretion of the discount on the reserve balance.  These charges totaled $1.5 million and $2.1 million in the fourth quarters of 2004 and 2003, respectively.  For the fiscal years ended 2004 and 2003, charges related to the accretion of discount totaled $6.9 million and $9.5 million, respectively.

Dow Jones & Company

Notes to Financial Information

(c) Gain on non-monetary exchange of interests in WSJ Europe and Handelsblatt:

In December 2003, the Company and the von Holtzbrinck Group exchanged equity shareholdings so as to increase the Company's ownership of The Wall Street Journal Europe to 90% from 51% and reduce the Company’s ownership of the von Holtzbrinck Group’s business daily, Handelsblatt, to 10% from 22%, with news and advertising relationships continuing.  The transaction was accounted for at fair value in accordance with EITF 01-2, Interpretations of APB 29, as a disposition of 12% of Handelsblatt in exchange for the acquisition of an additional 39% interest in The Wall Street Journal Europe. The Company recorded a gain of $18.7 million ($11.4 million after taxes, or $.14 per diluted share), on the disposal of the 12% interest in Handelsblatt, as the risks of ownership were relinquished at the time of sale.

(d) Certain income tax matters:

2004 Income tax matters

Income tax expense included a special tax benefit of $5.7 million, or $.07 per share, in the fourth quarter 2004 and $1.5 million, or $.02 per diluted share, in the third quarter 2004, as a result of favorable resolutions of federal tax matters.

2003 Income tax matters

In the third quarter of 2003, the Internal Revenue Service (“IRS”) completed its audit of the Company’s tax returns for the 1995 through 1998 tax periods, which had been amended for additional tax refunds.  In October 2003, the Company received notification that the Congressional Joint Committee on Taxation had approved these claims for tax refunds of approximately $24 million.  The Company received these refunds plus interest of approximately $6.7 million in the fourth quarter of 2003.  Pursuant to the settlement of these claims, in the third quarter of 2003, the Company released $25 million of tax provisions no longer needed for loss contingencies and recorded interest income of $6.7 million ($4.0 million, after taxes).  The Company also recorded a provision of $9.5 million in the third quarter for loss contingencies relating to recent developments in certain other tax matters.  The net effect of these items was an increase in net income of $19.5 million, or $.24 per diluted share.

(e) Gain on resolution of Telerate sale loss contingencies:

In the first quarter of 2003, the Company recorded a gain of $59.8 million ($.73 per diluted share) on the resolution of certain loss contingencies resulting from the sale of its former Telerate subsidiary to Bridge Information Systems (Bridge).  The reserve for loss contingencies was established as part of the loss on sale of Telerate in 1998 and related to various claims that arose out of the Stock Purchase Agreement, including a purchase price adjustment related to working capital, an indemnification undertaking and other actual and potential claims and counter-claims between the Company and Bridge.   In February 2001, Bridge declared bankruptcy.  In March 2003, these matters were resolved by the bankruptcy court, and the Company’s contingent liabilities were thereby extinguished.

(f) Gain on disposition of investment:

On April 2, 2004, simultaneous with the Company’s acquisition of the remaining interest in the news operations of Vereinigte Wirtschaftsdienste GmbH (“VWD”), VWD sold its non-news assets to a third party, resulting in cash proceeds to Dow Jones of $6.7 million.  Dow Jones was a minority shareholder in VWD.

As a result of this sale, the Company recorded an after-tax gain of $1.8 million, or $.02 per diluted share, in the second quarter of 2004.

Dow Jones & Company

Notes to Financial Information

4. Restructuring charges and September 11 related items are not included in segment expenses, as management evaluates segment results exclusive of these items.  For information purposes, the aforementioned net items allocable to each segment for the fourth quarter and twelve months ended December 31, 2004 and 2003 were as follows:

(in thousands)	Quarters Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003

Print Publishing	$(6,192)	-	$(3,561)	$17,422
Electronic Publishing	(405)	-	(280)	951
Community Newspapers		-
Corporate	(96)	-	(91)	35

Total (charge) income	$(6,693)	-	$(3,932)	$18,408

5. The Company's business and financial news and information operations are reported in two segments: print publishing and electronic publishing.  The results of the Company's Ottaway Newspapers subsidiary, which publishes 15 daily newspapers and more than 30 weeklies and shoppers in nine states in the U.S., are reported in the community newspaper segment.  Print publishing includes the global operations of The Wall Street Journal and its international editions, as well as Barron's and U.S. television operations (results of the Company's international television ventures are included in equity in (losses) earnings of associated companies).  Electronic publishing includes the operations of Dow Jones Newswires, Consumer Electronic Publishing and Dow Jones Indexes/Ventures.

6. Summarized financial information for 50% held equity-basis investments in associated companies were as follows (amounts are at 100% levels):

(in thousands)	Quarters Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003

Factiva
Revenues	$67,295	$61,834	$263,036	$244,953
Operating income	3,557	5,328	17,544	13,265
Depreciation and amortization	2,309	3,092	11,393	12,449

SmartMoney
Revenues	$15,654	$13,291	$ 53,004	$ 49,691
Operating income (loss)	888	1,049	101	(1,206)
Depreciation and amortization	132	216	668	1,319

CNBC International *
Revenues	$13,312	$12,937	$ 42,885	$ 40,521
Operating loss	(4,960)	(2,616)	(28,245)	(20,240)
Depreciation and amortization	701	986	3,186	3,883

*Includes the results of CNBC Europe and CNBC Asia.

Dow Jones & Company

Notes to Financial Information

7.  On January 24, 2005, the Company announced the completion of its acquisition of MarketWatch, Inc. (“MarketWatch”) for a purchase price of approximately $528 million.  This represents a purchase price of $18 per fully diluted common share and was financed by $440 million of commercial paper borrowings, with the balance funded in cash by the Company, including cash received from MarketWatch.  The commercial paper borrowings, which are expected to be refinanced in part with the proceeds of a bond offering to occur during the first quarter of 2005, are supported by a $260 million 60-day revolving credit facility dated January 20, 2005 and $440 million of mutli-year revolving credit facilities.

MarketWatch is a leading provider of business news, financial information and analytical tools and operates two award-winning Web sites: MarketWatch.com and BigCharts.com.  These free, advertising-supported sites serve approximately 8 million unique visitors per month with timely market news and information. MarketWatch also operates the MarketWatch Information Services group, which is a leading licensor of market news, data, investment analysis tools and other online applications to financial services firms, media companies, and corporations.

The Company believes that the MarketWatch acquisition will complement The Wall Street Journal Online network, which provides premium business news to about 3 million unique visitors per month.  By combining the traffic of the Wall Street Journal network of sites and MarketWatch, the Web sites are expected to have more than 9 million unduplicated unique visitors per month.

The Company intends to integrate MarketWatch into the Consumer Electronic Publishing business.